VISCOUNT SYSTEMS, INC.

SECOND AMENDMENT TO
2003 STOCK OPTION PLAN

ARTICLE I

This Second Amendment deletes and replaces Section 5.1 of Article V and Section 11.2 of Article XI of the Viscount Systems, Inc. 2003 Stock Option Plan, as amended (the “Plan”) with the provisions below. Except as amended hereby, all other provisions of the Plan remain unchanged and in effect.

ARTICLE V

SHARES OF STOCK SUBJECT TO PLAN

            5.1 Number of Shares. Subject to adjustment pursuant to the provisions of Section 5.2 hereof, the maximum number of shares of Common Stock which may be issued and sold hereunder shall be 8,806,530 shares. Subject to applicable laws and listing regulations, the Board reserves the authority to increase the number of shares of Common Stock issuable under this Plan. Shares of Common Stock issued and sold under the Plan may be either authorized but unissued shares or shares held in the Company's treasury. Shares of Common Stock covered by an Option that shall have been exercised shall not again be available for an Option grant. If an Option shall terminate for any reason (including, without limitation, the cancellation of an Option pursuant to Section 6.6 hereof) without being wholly exercised, the number of shares to which such Option termination relates shall again be available for grant hereunder.

ARTICLE XI

EFFECTIVE DATE, TERMINATION AND AMENDMENT

            11.2 Termination. The Board may, in its sole discretion and at any date, terminate the Plan. Notwithstanding the foregoing, no termination of the Plan shall in any manner affect any Option theretofore granted without the consent of the Optionee or the permitted transferee of the Option.

CERTIFICATE OF ADOPTION

I certify that the foregoing Amendment to the Plan was approved by the Board on July 8, 2014, effective January 2, 2013.

________________________
Dennis Raefield, President
Viscount Systems, Inc.